Exhibit 99.1

COVANTA HOLDING CORPORATION ANNOUNCES MEETING AND RECORD DATES

FOR ITS 2012 ANNUAL MEETING

MORRISTOWN, N.J., March 8, 2012—Covanta Holding Corporation (NYSE: CVA) (“Covanta”) announced that its 2012 Annual Meeting of Stockholders will be held on May 9, 2012, at the Company’s corporate headquarters, which are located at 445 South Street, Morristown, New Jersey. The Board of Directors set March 12, 2012 as the record date for holders of Covanta’s common stock authorized to vote at such Annual Meeting of Stockholders.

About Covanta

Covanta is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 46 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Investor Contacts

Alan Katz

1.862.345.5456

Clare Rauseo

1.862.345.5236

IR@covantaenergy.com

Media Contact

James Regan

1.862.345.5216